Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 12th day of July, 2006, is entered into by Environmental Power Corporation, a Delaware corporation with its principal place of business at One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801 (the “Company”), and Richard E. Kessel, residing at 100 Springhurst Road, Bedford Hills, NY 10507 (the “Executive”).

The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Term of Employment. The Executive’s employment with the Company will commence on July 17, 2006 (the “Commencement Date”). The Executive shall be an “at will” employee of the Company, and either the Company or the Executive may terminate the Executive’s employment with the Company at any time in the manner, and with the effects, set forth in Section 4 of this Agreement.

2. Title; Capacity. The Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall be based in New York, New York, but will spend such time at the Company’s headquarters in Portsmouth, New Hampshire as may be reasonably necessary to carry out his duties under this Agreement. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board of Directors of the Company (the “Board”).

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time assign to the Executive, provided that such additional duties and responsibilities are reasonably consistent with the duties and responsibilities of similarly-situated executives of companies comparable to the Company. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during such time as he is employed by the Company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

Promptly following the later of (i) execution of this Agreement by the Company and the Executive and (ii) the identification, if necessary, of an additional candidate to serve on the Board who is “independent” within the meaning of the rules and regulations adopted by the Securities and Exchange Commission and the American Stock Exchange, the Executive shall be appointed to the Board. In addition, at each meeting of the stockholders of the Company held for the purposes of electing directors after the Executive’s initial appointment to the Board, the Company will cause the Executive to be nominated to stand for election as a director of the Company at such meeting, provided the Executive is then serving as the Company’s Chief Executive Officer.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, an initial annual base salary of $300,000. Such base salary shall be subject to adjustment annually thereafter as determined by the Compensation Committee of the Board in accordance with its then-current policies regarding compensation of the Company’s Chief Executive Officer, provided that in no event shall the Executive’s base salary be reduced from its then-current level during the term of employment without the Executive’s consent.

3.2 Bonus. In addition to the base salary payable to the Executive hereunder, the Executive also shall be entitled to receive bonus compensation, to be awarded at such times and be in such amounts, as shall be determined in the sole discretion of the Board in consultation with the Executive (provided that the Board’s final deliberations regarding any such bonus need not include the Executive), consistent with the management bonus plan of the Company in effect from time to time for senior executives, if any.

3.3 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its senior executives generally from time to time, including, but not limited to, medical and pension benefits, in accordance with the terms and conditions of such plans, as well as an automobile allowance in an amount not to exceed $750.00 per month. In addition, the Company shall reimburse the Executive for annual premiums paid by the Executive for his personal long-term disability and term life insurance coverage, provided that the Company’s reimbursement obligation with respect to such coverage shall not exceed $6,500 per annum. The Executive shall be entitled to five (5) weeks paid vacation per year, to be accrued and taken in accordance with the Company policy in effect from time to time.

3.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses (including, but not limited to, all lodging and other expenses associated with the Executive’s travel to and from the Company’s headquarters in Portsmouth, New Hampshire) incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.5 Options. Promptly following the Commencement Date, the Company will recommend to the Compensation Committee of the Board that the Executive be granted one or more options, substantially in the form attached to this Agreement as Exhibit A (the “Option”), under the Company’s 2005 Equity Incentive Plan and/or 2006 Equity Incentive Plan, to purchase up to 400,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), at an exercise price per share equal to the fair market value of a share of the Common Stock on the date of grant, as determined in accordance with the terms of the applicable Plan. The Option shall vest as set forth in Exhibit A. The Executive also shall be eligible to receive future awards under the equity compensation plans, if any, adopted by the Company from time to time for which senior executives are generally eligible. The level of the Executive’s participation in any such plan and the terms and conditions of such participation shall be determined in the sole discretion of the Board.

3.6 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

4. Termination of Employment.

4.1 By the Company Without Cause. The Company may terminate the Executive’s employment without Cause (as defined in this Agreement) effective on sixty (60) days’ prior written notice. In such event and subject to the other provisions of this Agreement, Executive will be entitled to:

(a) continued coverage under the Company’s benefit plans through the termination date;

(b) payment of all earned but unpaid compensation (including any base salary, accrued and unused vacation, and any premium reimbursements in accordance with Section 3.3 hereof) through the effective date of termination, payable on or before the termination date;

(c) reimbursement of any monies advanced or incurred by Executive in connection with his employment for reasonable and necessary Company-related business expenses incurred on or before the termination date in accordance with Section 3.4 hereof (Sections 4.1(b) and 4.1(c) hereof being referred to herein as “Accrued Obligations”);

(d) payment of the equivalent of the base salary he would have earned over the next eighteen (18) months (less necessary tax withholdings) at his then current base salary rate (“Severance Payment”), payable in a lump sum (i) on the first business day following the six (6) month anniversary of the effective date of termination, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) if Section 409A of the Code is not then applicable, in a lump sum promptly following the date of termination;

(e) that portion of any annual bonus that the Executive would have been eligible to earn for the fiscal year in which his employment terminated in accordance with Section 3.2 hereof, assuming that the Company’s performance is deemed to continue at the same rate for the remainder of the fiscal year, as is represented by the number of days the Executive was employed up to the date of termination divided by 365 (the “Pro-Rata Bonus”).

(f) benefit continuation (or, in the case of health benefits, COBRA reimbursement) for a period of eighteen (18) months at the same level and on the same basis as Executive was receiving prior to the termination; and

(g) a number of outstanding unvested stock options and restricted stock, if any, previously granted to the Executive shall vest upon such termination in an amount equal to the stock options and restricted stock that would have vested solely as a result of the passage of time (but not as the result of any other performance measure, stock price or other target) over the twelve (12) month period after such termination if the Executive remained employed by the Company.

(h) The Executive will have no obligation to mitigate his damages in terms of finding other employment, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain, except that the benefit continuation described in subsection (f) above shall cease at such time as the Executive accepts employment with another employer.

4.2 By Company with Cause. The Company may terminate Executive’s employment at any time and without prior notice, written or otherwise, for Cause, subject to the Executive’s opportunity to cure as provided below. As used in this Agreement, “Cause” shall mean any of the following: (i) material breach of this Agreement by the Executive; (ii) demonstrated and material neglect of duties, or willful and continued failure or refusal to attempt to perform the material duties of his position, in each case, following written notice from the Board and a reasonable opportunity to cure of not less than twenty (20) days, or the failure to follow a reasonable and lawful instruction of the Board following written notice from the Board and an opportunity to cure of at least twenty (20) days (if capable of cure); (iii) willful misconduct, violation of a material Company policy, dishonesty, self-dealing or fraud with regard to the Company; (iv) conviction of, or plea of guilty or nolo contendere to, any felony; or (v) conviction of, or plea of guilty or nolo contendere to, any misdemeanor involving moral turpitude. In the event of termination for Cause, Executive will be entitled only to payment of any Accrued Obligations through the effective date of such termination, except as provided in Section 4.6 hereof. The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to the Executive with respect to the year in which such termination date occurs), or severance payment of any kind nor to make any payment in lieu of notice.

4.3 Incapacity or Death.

(a) If the Executive becomes unable, due to physical or mental illness or injury, to perform the essential duties of his position for more than 12 consecutive weeks in any 12-month period during this Agreement with or without reasonable accommodation (“Incapacity”), the Company has the right to terminate Executive’s employment on thirty (30) days’ written notice. In the event of termination for Incapacity, Executive will be entitled to receive: (i) payment of all Accrued Obligations, (ii) the Pro-Rata Bonus, and (iii) whatever benefits to which he may be entitled pursuant to the Company’s benefit plans in accordance with Section 4.6 hereof; and

(b) Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of the Executive. If Executive should die while actively employed pursuant to this Agreement, the Company will pay to his estate or designated beneficiaries within ten (10) days after termination: (i) payment of all Accrued Obligations, (ii) the Pro-Rata Bonus, and (iii) whatever benefits to which he or his estate may be entitled pursuant to the Company’s benefit plans in accordance with Section 4.6 hereof.

4.4 Resignation for Good Reason. Executive may terminate this Agreement for Good Reason (as defined in this Agreement) by giving written notice of such termination, which termination will become effective on the thirtieth day following receipt. As used in this Agreement, “Good Reason” shall mean any one of the following, provided that with respect to (iii), (iv) and (v) below, the Company has failed to cure the occurrence within twenty (20) days of receiving written notice from Executive specifying in reasonable detail the event or condition constituting the Good Reason and the specific reasonable cure requested by the Executive: (i) any material adverse change in the Executive’s then positions or titles, or a material diminution of his then duties, responsibilities or authority or the assignment to the Executive of duties or responsibilities that are materially adversely inconsistent with his then position; (ii) the Executive’s removal from the Board; (iii) any reduction in the Executive’s base salary without the Executive’s consent; (iv) any material reduction in the Executive’s employee benefits without the Executive’s consent, except as part of a general change in plans or benefits for all upper-level executives; (v) any failure by the Company to comply with a material provision of this Agreement; (vi) the relocation of the Executive’s principal place of business beyond 50 miles from its then-current location (which, as of the date of this Agreement, shall be 100 Springhurst Road, Bedford Hills, NY 10507) without the Executive’s consent; (vii) failure of any successor to the Company to assume in a writing delivered to the Executive upon the assignee becoming such, the obligations of the Company hereunder; or (viii) the Executive’s resignation for any reason (or no reason) within 180 days after a Change of Control (as defined in this Agreement). In the event of resignation for Good Reason, the Executive will be entitled to the benefits and payments set forth in Section 4.1 above in the event of termination by the Company without Cause. As used in this Agreement, a “Change in Control” shall mean any of the following events:

(a) the acquisition by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than (i) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities of such entity (an “Affiliate”), of any securities of the Company, immediately after which such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of (i) the outstanding shares of Common Stock or (ii) the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b) the Company is a party to a merger or consolidation with a person other than an Affiliate which results in the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or

(c) all or substantially all of the assets of the Company are, in any transaction or series of transactions, sold or otherwise disposed of (other than to an Affiliate);

(d) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Commencement Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Commencement Date or whose appointment, election or nomination for election was previously so approved or recommended;

provided, however, that in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more Affiliates.

4.5 Payments following Change in Control. Executive agrees that the payments and benefits hereunder, and all other contracts, arrangements or programs that apply to him (the “Company Payments”), shall be reduced to an amount that is one dollar less than the amount that would trigger an excise tax under Section 4999 of the Code, as determined in good faith by the Company’s nationally recognized independent auditors, provided, however, that the reduction shall occur only if the reduced Company Payments received by the Executive (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Executive minus (i) the excise tax payable with respect to such Company Payments under Section 4999 of the Code; and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. The Company and Executive agree to cooperate in good faith with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Executive receives.

4.6 Release. As a condition of Executive or his estate receiving any severance payment by the Company made pursuant to this Section 4, whether in a lump sum payment or a string of payments or in the form of payment of benefits, the Executive or his estate shall, in consideration for payment of such amount or benefit, release, remise and forever discharge, indemnify and hold harmless the Company, its officers, directors, and employees, pursuant to a form of release customarily used by the Company for senior executives for such purpose. Notwithstanding the foregoing, such release and indemnification shall not include any ancillary provisions and will not include: (i) any release of any indemnification rights Executive may have against the Company pursuant to the Company’s certificate of incorporation, bylaws, any indemnification agreement or otherwise; (ii) any release of any rights the Executive may have to enforce this Agreement or any other agreement with the Company; or (iii) any release of any rights the Executive may have under applicable law. As a further condition of Executive receiving any severance payment by the Company made pursuant to this Section 4, he will specifically reaffirm the provisions of Sections 6 and 7 below. Such release shall be substantially in the form attached to this Agreement as Exhibit B.

4.7 Other Benefits. The benefits payable to the Executive hereunder are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination of employment, the

Executive will receive such benefits or payments, if any, as the Executive may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided hereunder (including, without limitation, pursuant to the preceding sentence hereof), the Company shall have no further obligations to the Executive upon termination of employment.

5. Survival of Certain Provisions. The provisions of Sections 6 and 7 shall survive any termination of this Agreement or the Executive’s employment with the Company hereunder.

6. Non-Competition and Non-Solicitation.

6.1 Restricted Activities. While the Executive is employed by the Company and for a period of eighteen (18) months after the termination or cessation of such employment for any reason, the Executive will not, directly or indirectly, anywhere in North America:

(a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that develops, manufactures, markets, licenses, sells or provides any product or service that utilizes or relates to any digester technology; or

(b) Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of, or at the time of the termination or cessation of, the Executive’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer.

6.2 Extension. If the Executive violates the provisions of Section 6.1, the Executive agrees that the 18-month restriction period under Section 6.1 shall be extended by a time equal to the period of such violation by the Executive, it being the intent of the parties hereto that the running of the 18-month restriction period under Section 6.1 shall be tolled during any period of such violation.

6.3 Interpretation. If any restriction set forth in Section 6.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.4 Equitable Remedies. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

7. Proprietary Information and Developments.

7.1 Proprietary Information.

(a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information (i) may include inventions, products, processes, methods, techniques, formulas, compositions, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of lenders, contractors and customers or prospective customers of the Company and (ii) shall include any information that would be deemed to be subject to the confidentiality provisions of that certain Technology Licensing Agreement, dated May 12, 2000, between Microgy, Inc. and Danish Biogas Technology, A.S., as such agreement may be amended from time to time. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an Executive of the Company) without written approval by the Chairman of the Board of Directors, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive or the Executive is compelled to disclose such Proprietary Information pursuant to the order of a court or other governmental or legal body.

(b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property. Notwithstanding anything herein to the contrary, the Executive may retain his rolodex and similar address and telephone directories.

(c) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

7.2 Developments.

(a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments and works of authorship, whether copyrightable, patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph (b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an Executive agreement to assign certain classes of inventions made by an Executive, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.

(c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Company shall provide the Executive with reasonable compensation for his cooperation under this Section 7.2(c) to the extent such cooperation is requested by the Company following the Executive’s termination of employment and shall reimburse any reasonable out-of-pocket expenses incurred by the Executive in connection with any such cooperation. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

7.3 Equitable Remedies. The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

8. Other Agreements. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties as an Executive of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule I attached hereto.

9. Indemnification and Insurance. The Company will indemnify the Executive for actions undertaken by him in his capacity as an officer or director of the Company, to the fullest extent permitted by the laws of the State of Delaware, in accordance with the terms of the Indemnification Agreement attached hereto as Exhibit C. While employed by the Company, and while liability exists thereafter, the Company shall, at its cost, provide insurance coverage to Executive at least to the same extent as other senior executives of the Company with respect to (a) officers and directors liability, (b) errors and omissions and (c) general liability. The foregoing rights conferred upon Executive shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or bylaws of the Company, agreement, vote of the stockholders or directors or otherwise.

10. Dispute Resolution. The parties agree that all disputes, claims or controversies between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Executive’s employment with the Company, other than a dispute arising under Sections 6 or 7 of this Agreement, will be resolved as follows:

10.1 Statement of Claim. Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief. The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents.

10.2 Mediation. If the matter is not resolved by the exchange of statements of claim and statements of response as provided herein, the parties shall submit the dispute to non-binding mediation, the cost of the mediator and administrative expenses to be paid by the Company, before a mediator and/or service to be jointly selected by the parties. The Company shall pay the Executive’s reasonable attorneys’ fess (and expenses) in connection with such mediation unless the mediator determines that the Executive’s position was frivolous or otherwise taken in bad faith.

10.3 Binding Arbitration. If the parties cannot agree on a mediator and/or if the matter is not otherwise resolved by mediation, any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by final and binding arbitration in the county in which the Executive last worked, or elsewhere as mutually agreed by the parties, by a single arbitrator pursuant to the Employment Dispute Rules of the JAMS Endispute. The parties may conduct discovery to the extent permitted in a court of law; the arbitrator will render an award together with a written opinion indicating the bases for such opinion; and the arbitrator will have full authority to award all remedies that would be available in court. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company will pay the arbitrator’s fees and any administrative expenses of the arbitration service. The Company shall pay the Executive’s reasonable attorneys’ fess (and expenses) in connection with such arbitration unless the arbitrator determines that the Executive’s position was frivolous or otherwise taken in bad faith.

10.4 EXCLUSIVE PROCEDURE. EXECUTIVE AND THE COMPANY AGREE THAT THIS ARBITRATION PROCEDURE WILL BE THE EXCLUSIVE MEANS OF REDRESS FOR ANY DISPUTES RELATING TO OR ARISING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM, INCLUDING DISPUTES OVER UNPAID WAGES, BREACH OF CONTRACT OR TORT, VIOLATION OF PUBLIC POLICY, RIGHTS PROVIDED BY FEDERAL, STATE OR LOCAL STATUTES, REGULATIONS, ORDINANCES, AND COMMON LAW, LAWS THAT PROHIBIT DISCRIMINATION BASED ON ANY PROTECTED CLASSIFICATION, AND ANY OTHER STATUTES OR LAWS RELATING TO AN EXECUTIVE’S RELATIONSHIP WITH THE COMPANY. THE FOREGOING NOTWITHSTANDING, CLAIMS FOR WORKERS’ COMPENSATION BENEFITS OR UNEMPLOYMENT INSURANCE, OR ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY LAW, ARE NOT COVERED BY THIS ARBITRATION PROVISION. THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL, AND AGREE THAT THE ARBITRATOR’S AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES. THIS ARBITRATION PROVISION IS TO BE CONSTRUED AS BROADLY AS IS PERMISSIBLE UNDER APPLICABLE LAW.

11. Miscellaneous.

11.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 11.1.

11.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.3 Entire Agreement. Except as specifically provided herein or otherwise contemplated herein, this Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

11.6 Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. In the event that any severance payments or benefits under Section 4 hereof are determined by the Company to be in the nature of nonqualified deferred compensation payments, the Company and the Executive hereby agree to take such actions as may be mutually agreed between the parties to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder. Notwithstanding the foregoing, the Executive acknowledges and agrees that compliance with Section 409A of the Code is the responsibility of the Executive, and the Company shall have no liability to the Executive whatsoever in the event that any payments made to the Executive hereunder are subject to any excise tax under Section 409A of the Code.

11.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 6.1(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

11.8 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.9 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.10 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11.11 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement. This Agreement may be executed by facsimile signatures.

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THE EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE COMPANY:

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Joseph E. Cresci
Joseph E. Cresci
Chairman

THE EXECUTIVE:

/s/ Richard E. Kessel
Richard E. Kessel